Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, NATHANIEL A. BROWN, of Houston, Texas, do hereby constitute and appoint Christine R. Johnston, and failing her, any of Annie C. Belecki, Tara E. Shaw, Tereza L. Fonda, Avery C. Smith or Kelly A. Galloway, each of Calgary, Alberta, or Jon A. Dobson of Houston, Texas, my true and lawful attorney for me, and in my place and stead and for my sole use and benefit to prepare, execute, deliver or file in my name, and as my act and deed, all insider reports required to be filed by me relating to my holdings of securities and related financial instruments, as applicable, of TransCanada Corporation, TransCanada PipeLines Limited, NOVA Gas Transmission Ltd. or TC PipeLines, LP (collectively, “TransCanada”) with any regulatory authority of a jurisdiction in which such entity is a reporting issuer or holds a similar status, including but not limited to, filings with the Ontario Securities Commission, Autorité des marchés financiers, the Alberta Securities Commission, the Manitoba Securities Commission, the British Columbia Securities Commission, the United States Securities and Exchange Commission and any other securities regulatory bodies or organized market in Canada, the United States, or elsewhere.

I further undertake and agree to provide prompt notice to my attorney within the prescribed time limits of applicable securities laws of any changes in my holdings of the aforementioned securities and related financial instruments.

I hereby authorize my attorney to have administrative access to information regarding (i) my holdings of TransCanada Corporation common shares in my employee savings plan account held by the trustee of TransCanada Corporation’s Employee Savings Plan; and (ii) my holdings of any related financial instruments of TransCanada, solely to prepare insider reports required to be filed by me relating to my holdings of such securities and related financial instruments.

I hereby agree and covenant for myself, my heirs, executors and administrators, to ratify and confirm whatsoever my attorney shall lawfully do or cause to be done by virtue of these presents and irrevocably and unconditionally agree to indemnify and hold harmless and to keep indemnified and held harmless the Attorney from and against any and all claims, liabilities, costs and expenses (including legal costs and expenses) which the Attorney may incur or experience as a result of acting or agreeing to act as Attorney under this Power of Attorney.

This Power of Attorney shall be and remain in full force and effect until due notice in writing of its revocation shall have been given by me to my Attorney and, if required, to any securities regulatory bodies or organized market, if any, where the aforementioned insider reports are required to be filed by me.

IN WITNESS WHEREOF, I have set my hand and seal, this 5th day of May, 2014.

/s/ Nathaniel A. Brown
Name: NATHANIEL A. BROWN

SIGNED in the presence of: /s/ John Danielson (witness)